Exhibit 99.1

Kopin Reports Second-Quarter 2012 Financial Results

- III-V Purchase and Supply Agreement Renewed

- Golden-i Technology Platform on Track for 2012 Introduction

- Revised Revenue Guidance of $90 million to $100 million for 2012

TAUNTON, Mass.--(BUSINESS WIRE)--August 7, 2012--Kopin Corporation (Nasdaq: KOPN), a leading supplier of advanced semiconductor products and microdisplays for mobile applications including smartphones, tablet PCs, military thermal weapons sights and wearable computers, today reported financial results for the second quarter ended June 30, 2012.

Comments on Display and III-V

“Our second-quarter results were in line with our previously stated expectations,” said Dr. John C.C. Fan, Kopin’s President and Chief Executive Officer. “Display product revenues were down in the second quarter due to decreased U.S. military spending, while III-V revenues were essentially flat as the market awaits the launch of the next-generation iPhone in the second half of the year.”

“We continued to make significant progress on our two key product lines, III-V and Golden-i,” Dr. Fan said. “For our III-V products, the future bodes well as Kopin and Skyworks Solutions, Inc. extended our purchase and supply agreement through December 2013 under terms similar to our previous agreements. Skyworks has been an outstanding customer and partner for many years, and we look forward to continuing to supply them with the highest quality III-V products.”

“During the second quarter we continued to advance our Golden-i platform technology, and are pleased to report that our industrial partner is on track to launch a Golden-i-enabled product in 2012,” Dr. Fan said. “Golden-i is a software-based, application-driven technology that will enable both device makers and software application developers to create new breeds of wireless head-worn, hands-free, mobile devices for numerous products and markets. Among the applications we are developing with our partners is artificial intelligence software that supplements the current ‘command and control’ voice technology with natural speech recognition for our focused markets. We are very excited about the prospects for our Golden-i platform as we move into 2013 and beyond.”

Business Outlook

“Our renewed purchase and supply agreement with Skyworks, combined with our strong relationships with other customers, positions our III-V business well for the future,” Dr. Fan said. “While the growth trajectory of the wireless handset market may not be as steep as anticipated at the beginning of 2012, the market remains strong. In our military display business, the decline in defense spending has prompted one customer to review various options to reduce costs, which is currently affecting an existing program. As a result of this review, orders we had anticipated in our 2012 guidance likely will not occur this year. Consequently, we are reducing our full-year 2012 revenue guidance to $90 million to $100 million from a previous range of $110 million to $120 million.”

Second Quarter 2012 Results

Total revenues for the second quarter of 2012 were $22.8 million compared with $31.4 million for the comparable period of 2011. Revenues from III-V products were $15.8 million in the 2012 second quarter compared with $16.0 million for the second quarter of 2011, while revenues for display products totaled $7.0 million in the second quarter of 2012 versus $15.4 million for the same period of last year.

Operating expenses were $28.3 million for the second quarter of 2012 compared with $31.0 million in the same period of 2011. Research and development expenses were $5.0 million, or 22% of revenues, compared with $7.1 million, or 23% of revenues in the second quarter of 2011. Selling, general and administrative expenses were $5.0 million in the second quarter of 2012, or 22% of revenues, compared with $4.7 million, or 15% of revenues, for the same period of last year. The increase in selling, general and administrative expenses is primarily attributable to an increase in stock compensation expense. Results for the second quarter of 2012 included a non-cash intangible asset and goodwill impairment charge of $2.4 million associated with Kopin’s Forth Dimension Displays Ltd. (FDD) subsidiary.

The net loss for the second quarter of 2012 was $5.9 million, or $0.09 per share, compared with net income of $0.8 million, or $0.01 per diluted share, for the second quarter of 2011. The impairment charge is our current estimate, and investors should refer to our Form 10-Q for the period ended June 30, 2012 for a complete description of the impairment charge.

Cash and marketable securities at June 30, 2012 totaled $96.3 million.

Financial Results Conference Call

In conjunction with its second-quarter 2012 financial results, Kopin will host a teleconference call for investors and analysts at 9:00 a.m. ET today. To participate, please dial (877) 407-5790 (U.S. and Canada) or (201) 689-8328 (International). The call also will be available as a live and archived audio webcast on the "Investors" section of the Kopin website, www.kopin.com.

About Kopin Corporation

Kopin Corporation is developing Golden-i®, a proprietary voice-activated, cloud computing, wireless, hands-free technology with microdisplay capabilities for use in headset computers. Kopin’s unique HBTs (heterojunction bipolar transistors), which help to enhance battery life, talk time and signal clarity, have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's proprietary technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com and www.mygoldeni.com.

Kopin, CyberDisplay, Golden-i and The NanoSemiconductor Company are trademarks of Kopin Corporation.

Kopin – The NanoSemiconductor Company™

Forward-Looking Statements

Statements in this news release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, statements relating to the outlook for the Company’s III-V products; Kopin’s future relationship with Skyworks Solutions; the expectation that the Company’s industrial partner will launch a Golden-i enabled device for the industrial market in 2012; expectations for military display orders in 2012; and the expectation that 2012 revenues will be in the range of $90 million to $100 million. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the potential that: the Company’s 2012 revenue expectations may turn out to be wrong; there may be issues which prevent the launch of Golden-i technologies in 2012; the operating results of Forth Dimension Displays Ltd. may not meet expectations, requiring further write-downs of intangible and goodwill assets; the operating results of Kopin Taiwan Corporation may not meet expectations and the tax benefits from its deferred tax assets may not be realized; manufacturing, marketing or other issues may prevent either the adoption or rapid acceptance of products; the Company will be adversely affected by competitive products and pricing; new product initiatives and other research and development efforts may not be successful; the Company could experience the loss of significant customers; costs to produce the Company’s microdisplay and III-V products will increase significantly, or that yields will decline; military programs or funding for military programs involving Kopin’s products will be delayed or cancelled; the Company’s military and commercial customers might be unable to ramp production volumes of our products, or that the Company’s product forecasts will turn out to be wrong; manufacturing delays, technical issues, economic conditions or external factors may prevent the Company from achieving its financial guidance; potential claims or liability could arise as a result of the Company’s restatement of its financial statements; the Company could have additional write-downs of its equity investment or charges related to its investments in other companies, including FDD, KTC and Kowon; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Quarterly Report on Form 10-Q for the second quarter and the Annual Report on Form 10-K for the 12 months ended December 31, 2011, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 25, 2011	June 30, 2012	June 25, 2011
Revenues:
Product revenues	$21,781,518	$29,597,668	$46,436,312	$62,518,659
Research and development revenues	1,066,519	1,833,289	1,659,210	3,846,790
	22,848,037	31,430,957	48,095,522	66,365,449
Expenses:
Cost of product revenues	15,919,471	19,115,190	33,880,204	41,061,802
Research and development	4,991,145	7,139,559	10,120,141	13,524,308
Selling, general and administrative	5,025,286	4,697,648	10,123,176	9,142,794
Impairment of intangible assets and goodwill	2,377,770	-	2,377,770	-
	28,313,672	30,952,397	56,501,291	63,728,904
(Loss) income from operations	(5,465,635)	478,560	(8,405,769)	2,636,545

Other income (expense), net	450,929	420,491	1,395,090	515,325

(Loss) income before provision for income taxes, equity loss in	(5,014,706)	899,051	(7,010,679)	3,151,870
unconsolidated affiliate and net (income) loss from noncontrolling interest

Provision for income taxes	(549,000)	(97,500)	(865,000)	(195,500)

(Loss) income before equity loss in unconsolidated affiliate and net	(5,563,706)	801,551	(7,875,679)	2,956,370
(income) loss from noncontrolling interest

Equity loss in unconsolidated affiliate	(233,907)	(43,599)	(390,202)	(154,238)

(Loss) income before net (income) loss attributable to noncontrolling interest	(5,797,613)	757,952	(8,265,881)	2,802,132

Net (income) loss attributable to noncontrolling interest	(72,737)	43,872	(183,974)	65,399

Net (loss) income	$(5,870,350)	$801,824	$(8,449,855)	$2,867,531

Net (loss) income per share:
Basic	$(0.09)	$0.01	$(0.13)	$0.04
Diluted	$(0.09)	$0.01	$(0.13)	$0.04

Weighted average number of common shares outstanding:
Basic	63,078,510	64,528,623	63,651,983	64,632,732
Diluted	63,078,510	65,774,967	63,651,983	65,715,021

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and marketable securities	$96,327,069	$105,418,550
Accounts receivable, net	14,911,656	17,887,754
Inventory	19,913,736	20,468,512
Prepaid and other current assets	1,898,487	1,962,127

Total current assets	133,050,948	145,736,943

Equipment and improvements, net	32,962,113	32,369,441
Other assets	15,260,962	15,765,831

Total assets	$181,274,023	$193,872,215

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,801,249	$12,384,869
Accrued expenses	7,596,930	7,627,459
Billings in excess of revenue earned	2,417,461	2,467,461

Total current liabilities	18,815,640	22,479,789

Lease commitments	1,182,374	1,295,670

Total Kopin Corporation stockholders' equity	155,939,289	164,961,333
Noncontrolling interest	5,336,720	5,135,423
Total stockholders' equity	161,276,009	170,096,756
Total liabilities and stockholders' equity	$181,274,023	$193,872,215

Kopin Corporation
Supplemental Information
(Unaudited)

	Three Months Ended		Six Months Ended

	June 30, 2012	June 25, 2011	June 30, 2012	June 25, 2011
Display Revenues by Category (in millions)
Military Application	$3.1	$9.2	$10.7	$20.2
Consumer Electronics Applications	3.0	4.5	5.8	9.0
Research and Development	0.9	1.7	1.4	3.6
Total	$7.0	$15.4	$17.9	$32.8

Stock-Based Compensation Expense
Cost of product revenues	$135,000	$173,000	266,000	$297,000
Research and development	89,000	175,000	174,000	289,000
Selling, general and administrative	916,000	563,000	1,784,000	885,000
Total	$1,140,000	$911,000	$2,224,000	$1,471,000

Other Financial Information
Depreciation and amortization	$2,606,000	$1,886,000	$5,133,000	$3,813,000
Capital expenditures	$4,053,000	$2,683,000	$5,829,000	$3,865,000
Treasury stock purchases	$2,184,000	$1,339,000	$3,456,000	$1,907,000

CONTACT:
Kopin Corporation
Richard Sneider, 508-824-6696
Treasurer and Chief Financial Officer
Richard_Sneider@kopin.com
or
Sharon Merrill Associates
Scott Solomon, 617-542-5300
Vice President
kopn@InvestorRelations.com